Exhibit 99.1

For Information:       Valerie L. Gerard - Vice President - Investor Relations
                       (973) 422-3284

                             or

                       Yvette K. Rudich - Director - Corporate Communications
                       (973) 597-2095

CIT ANNOUNCES QUARTERLY AND FISCAL YEAR RESULTS

o     Net earnings of $134.7 million for the quarter - diluted EPS of $0.64
o     Net operating earnings of $157.1 million and $779.0 million for the year
o Commercial paper program at $4.7 billion and new bank credit facilities completed
o     Continued improvement in leverage ratios

NEW YORK, October 29, 2002 - CIT Group Inc. (NYSE: CIT) today reported net income of $134.7 million, $0.64 diluted earnings per share, for the quarter ended September 30, 2002 after $22.4 million ($36.2 million pretax) of charges related to the run-off venture capital equity investment business. These charges reflect continued deterioration in valuations, particularly investments in private equity funds, and consist of both realized losses and write-downs for other than temporary declines in value.

      Current quarter net operating earnings were $157.1 million, down from $166.7 million for the June 30, 2002 quarter, primarily reflecting lower securitization gains from reduced securitization activity. These net operating earnings consist of net income excluding this quarter's $36.2 million in pre-tax venture capital charges and last quarter's reserving actions of $260.0 million pre-tax and goodwill impairment charge of $1,999.0 million.

      The following table summarizes the impact for the respective reporting periods of goodwill-related items, certain reserving actions and other charges and TCH losses (see note 2 below) that affect the comparability of our financial results under GAAP ($ in millions).

                                                        Quarters Ended               Twelve Months Ended
                                                 September 30,          June 30,        September 30, (3)
                                            ----------------------   -------------  ----------------------
                                               2002          2001        2002          2002          2001
                                               ----          ----        ----          ----          ----
GAAP net income / (loss)                    $  134.7      $  128.6   $ (2,397.8)    $ (6,698.7)   $  423.4
      Add:
      Goodwill impairment                         --            --      1,999.0        6,511.7          --
      Goodwill amortization                       --          45.4           --             --       112.4
      Reserving actions and other
        charges(1)                              22.4            --        161.2          242.5       158.0
      TCH losses(2)                               --          52.7        404.3          723.5        70.5
                                            --------      --------   ----------     ----------    --------
Net operating earnings - before
  charges                                   $  157.1      $  226.7   $    166.7     $    779.0    $  764.3
                                            ========      ========   ==========     ==========    ========

(1) Current year after tax charges include a $22.4 million write-down and loss on venture capital investments, a $124.0 million telecommunication reserve and a $83.7 million Argentina reserve. Reported results for the twelve months ended September 30, 2001 included special charges totaling $158.0 million after-tax, including costs relating to the Tyco acquisition.

(2)   CIT's historical consolidated results include Tyco Capital Holding, Inc.
      (TCH), a former Tyco International Ltd. affiliate that was merged into CIT in conjunction with CIT's July 2002 IPO. TCH had no impact on CIT financial results for the September 2002 quarter due to a capital contribution by Tyco immediately prior to the merger of TCH into CIT. TCH will not impact future CIT results. TCH expenses consisted primarily of interest expense to an affiliate of Tyco.

(3) The data for the twelve months ended September 30, 2001 is derived from the quarters ended December 31, 2000, March 31, 2001 and September 30, 2001, plus the combined three months ended June 30, 2001, which reflects CIT data subsequent to the purchase by Tyco on June 1, 2001.

      "CIT posted solid results in a weak economy as evidenced by a 12% return on tangible equity. During the quarter, we made good progress toward our primary objectives of restoring our historical funding base and generating improved origination volumes," said Albert R. Gamper, Jr., Chairman, President and CEO. "Although we expect the current economic weakness to continue, we are comfortable with the quality of our balance sheet and the business we are originating. I am confident that the broad diversity of our businesses is a strength, especially in this environment."

Financial Highlights:

Funding and Liquidity.

      We re-launched our commercial paper program, quickly achieving approximately $4.7 billion outstanding at attractive pricing levels. Existing bank facilities were paid down, maintaining back-stop liquidity to fully cover all outstanding commercial paper.

      On October 15, 2002, we made further improvements in our maturity profile by retiring the $3.7 billion bank facility due in March 2003 and negotiated a new $2.3 billion committed credit facility expiring in October 2003. Proceeds from the new facility, along with other liquidity sources, were utilized to pay down the prior facility. The Company now has aggregate committed bank facilities of approximately $7.35 billion, with $4.73 billion currently undrawn.

      We also demonstrated successful access to the term-debt markets during the quarter, issuing $700 million of eighteen-month floating-rate debt and $850 million in five-year fixed-rate debt. Securitized volume was approximately $1.0 billion, down from $2.7 billion in the prior quarter. We have approximately $2.0 billion of availability in our committed asset-backed facilities and $4.4 billion under shelf registrations.

Portfolio and Managed Assets.

      Total financing and leasing portfolio assets increased during the quarter to $36.4 billion versus $35.7 billion at June 30, 2002 and were down from $40.7 billion at September 30, 2001. With the exception of the Equipment Financing and Leasing Segment, which was essentially flat with last quarter, all business units grew core portfolio assets from June levels. The growth was primarily in CIT's Business Credit business unit and seasonal factoring growth within the Commercial Services business unit. Managed assets were flat relative to last quarter at $47.6 billion, but were down from $50.9 billion at September 30, 2001. The liquidating portfolios (owner-operator trucking, franchise, manufactured housing, recreational vehicle and inventory finance loans) declined to $1.46 billion from $1.73 billion at June 30, 2002. The decline in the liquidating portfolios included sales and continued run-off.

      Origination activities were strong in Business Credit and Specialty Finance, where overall new business volumes increased 10.8% from the prior quarter. Total new business volume, with and without factoring, was up 3.3% and 0.7%, respectively, from last quarter.

Net Finance and Risk Adjusted Margins.

      Net finance margin improved during the current quarter to 4.37% from 4.11% in the prior quarter, reflecting both slightly wider margins in most business units and our return to the commercial paper market. Risk adjusted margin (net finance margin after provision for credit losses) was 2.92% for the quarter ended September 30, 2002, down slightly from 2.98% for the prior quarter due to higher credit provisioning.

Credit Quality.

      Total 60+ day delinquencies were $1.070 billion, (3.76% of finance receivables), compared to $1.030 billion (3.69%) at June 30, 2002 and $1.104 billion (3.46%) at September 30, 2001. The increase from the prior quarter was largely due to one transaction in the Equipment Financing and Leasing Segment, which is collateralized by a municipal waste-to-energy project and underlying revenue contracts. Managed 60+ day delinquencies increased to $1.539 billion (3.78% of managed financial assets) at September 30, 2002 from $1.520 billion (3.74%) at June 30, 2002, but are down from $1.640 billion (3.72%) at September 30, 2001.

      Charge-offs were $105.4 million (1.63% of average finance receivables), relatively flat with last quarter, $105.6 million (1.63%), excluding liquidating portfolio charge-offs (trucking, franchise, manufactured housing, recreational vehicle and inventory finance), and telecommunication charge-offs covered by last quarter's $200 million specific reserving action. Total charge-offs during the September quarter were $141.0 million (1.99%), including $18.4 million of telecommunication loan charge-offs, compared to $126.0 million (1.79%) during the prior quarter. The tables that follow detail charge-offs for the current and prior quarters by segment, both in amount and as a percentage of average finance receivables ($ in millions).

Charge-offs:                                                Quarter Ended September 30, 2002
                                        ------------------------------------------------------------------------
                                               Excluding
                                          Liquidating/Telecom       Liquidating/Telecom            Total
                                        -----------------------   -----------------------   --------------------
Equipment Financing & Leasing .......     $   59.2     2.88%        $  11.6    5.13%         $   70.8    3.10%
Specialty Finance - commercial ......         17.6     1.15%            1.2   10.74%             18.8    1.22%

Commercial Finance ..................         22.4     1.06%             --      --              22.4    1.06%
Structured Finance...................           --       --            18.4   10.67%             18.4    2.78%
                                          --------                  -------                  --------
   Total Commercial Segments ........         99.2     1.60%           31.2    7.62%            130.4    1.98%
Specialty Finance - consumer ........          6.2     2.27%            4.4    2.05%             10.6    2.17%
                                          --------                  -------                  --------
   Total ............................     $  105.4     1.63%        $  35.6    5.70%         $  141.0    1.99%
                                          ========                  =======                  ========

Charge-offs:                                                    Quarter Ended June 30, 2002
                                        ------------------------------------------------------------------------
                                               Excluding
                                          Liquidating/Telecom       Liquidating/Telecom            Total
                                        -----------------------   -----------------------   --------------------

Equipment Financing & Leasing .......     $   50.5     2.33%        $  14.4    5.10%         $   64.9    2.65%
Specialty Finance - commercial ......         19.3     1.28%            1.9    4.52%             21.2    1.36%
Commercial Finance ..................         29.0     1.61%             --      --              29.0    1.61%
Structured Finance ..................           --       --              --      --                --      --
                                          --------                  -------                  --------
   Total Commercial Segments ........         98.8     1.61%           16.3    5.03%            115.1    1.78%
Specialty Finance - consumer ........          6.8     1.86%            4.1    1.88%             10.9    1.86%
                                          --------                  -------                  --------
   Total ............................     $  105.6     1.63%        $  20.4    3.75%         $  126.0    1.79%
                                          ========                  =======                  ========

      Non-performing assets ended the quarter at $1.140 billion, 4.01% of finance receivables, up from $1.053 billion, 3.77%, at June 30, 2002, reflecting the previously mentioned energy project transaction and increased non-accrual competitive local exchange carrier ("CLEC") / telecommunication accounts, which were considered in last quarter's reserving action. These increases were partially mitigated by a reduction in Equipment Financing business unit non-performing assets during the quarter. The CLEC portfolio totaled approximately $275.2 million at September 30, 2002 (before reserves), of which $109.9 million was on non-accrual status.

      Total reserves for credit losses were $777.8 million (2.73% of finance receivables), compared to $808.9 million (2.90%) at June 30, 2002 and $492.9 million (1.55%) at September 30, 2001. The reserve reduction compared to June was the direct result of $30.9 million charged to the specific telecommunications reserve, consisting of both telecommunication loan charge-offs ($18.4 million) and telecommunication equipment write-downs ($12.5 million). We expect the telecommunications reserve to decline as further impairment is realized. At September 30, 2002, the reserve for credit losses excluding the telecommunication ($169.1 million) and

Argentine reserves ($135.0 million) was $473.7 million (1.72% of finance receivables), versus $473.9 million (1.75%) at June 30, 2002 reflecting seasonal growth in the factoring portfolio during the current quarter.

Other Revenue.

      For the quarter, other revenue totaled $209.0 million, down from $246.1 million for the quarter ended June 30, 2002 reflecting lower securitization gains and higher venture capital losses. Securitization gains during the current quarter totaled $29.2 million, 13.5% of pretax income, on volume of $980.0 million, compared to $57.1 million ($2.7 billion in volume) during the prior quarter. The reduction in securitization activity from last quarter reflects our re-entry to the commercial paper and unsecured debt markets. The previously discussed venture capital impairment valuations and write-downs of $36.2 million were recognized as a reduction to other revenue in the quarter. Other revenue also reflects seasonally strong factoring commissions and improved fee and other income in relation to last quarter.

Salaries and General Operating Expenses.

      Salaries and general operating expenses were $235.6 million for the quarter, compared to $230.4 million reported for the June 2002 quarter. The increase from last quarter included increased expenses associated with our return to public ownership and the continuation of high collection and asset disposition costs. The efficiency ratio for the quarter (salaries and general operating expenses divided by operating margin, excluding provision for credit losses) was 40.6% as compared to 38.3% in the prior quarter.

      Headcount declined to approximately 5,850 employees at September 30, 2002 from 5,935 as of June 30, 2002 and 6,785 at the end of the prior year. Salaries and general operating expenses were 2.08% of average managed assets during the quarter, versus 2.02% for the prior quarter.

Capitalization and Leverage.

      CIT further enhanced its capitalization and leverage ratios during the quarter. The Company's ratio of tangible equity to managed assets improved to 9.93% as of September 30,

2002, compared to 9.25% as of June 30, 2002, and 8.48% in the prior year quarter. On July 2, 2002, the underwriters sold 200 million shares of CIT's stock in the Company's initial public offering. The net proceeds were paid to Tyco, the selling stockholder. On July 12, 2002, as part of the Company's IPO, the underwriters exercised a portion of their over-allotment option to purchase an additional 11.6 million shares of CIT stock from the Company, increasing capital by approximately $255 million.

Comparisons with Prior Year.

      Net operating earnings before charges for the quarter of $157.1 million declined from $226.7 million from the quarter ended September 30, 2001, reflecting higher credit losses, due to a weaker economy, and lower interest margins, primarily associated with the disruption to our funding base beginning in the March 2002 quarter. For the twelve months ended September 30, 2002, net operating earnings before charges of $779.0 million were up from $764.3 million during the prior year, as increased fees and reduced operating expenses offset the risk adjusted margin compression.

      Net finance margin for the current quarter, at 4.37%, was below the prior year level of 5.01% due to the continued impact of higher funding costs and maintaining excess cash liquidity following the disruption to our funding base. Additionally, reflecting the higher charge-offs in the current quarter, risk adjusted margin, at 2.92%, was below the 4.00% level for the quarter ended September 30, 2001. For the twelve months ended September 30, 2002, risk adjusted margin was 3.43%, versus 3.45% for the same 2001 period, excluding the previously mentioned reserving actions in both periods.

      Charge-offs, excluding the liquidating and telecommunication portfolios for the current quarter and twelve months and special charges in the prior year twelve month period, were $105.4 million (1.63% of average finance receivables) and $352.0 million (1.32%), versus $68.3 million (0.87%) and $272.4 million (0.85%) during the September 30, 2001 quarter and twelve months then ended. This increase was due to higher losses in the Equipment Financing portfolio, as equipment collateral values remained soft in the current economic environment, and higher losses in the Commercial Finance portfolio.

Conference Call and Webcast:

The Company will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EST). The interested parties may access the conference call live today by dialing 800-811-0667 for U.S. and Canadian callers or; 913-981-4901 for international callers, with the pass-code 418025, or at the following website: http://ir.cit.com. A replay of the call will be available beginning three hours after the conclusion of the call through 12:00 am (EDT) November 08, 2002, by dialing 888-203-1112 for U.S. and Canadian callers or 719-457-0820 for international callers with the pass-code 418025 or at the following website: http://ir.cit.com.

Forward Looking Statements:

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Periodic Report on Form 8-K dated July 2, 2002 and Annual Report on Form 10-K for the period ended September 30, 2001. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                       ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
               For the Quarters Ended September 30, 2002 and 2001
                  (dollars in millions, except per share data)

                                                           2002 (1)                       2001
                                                         -----------    ------------------------------------------
                                                                             CIT         TCH (1)     Consolidated
Finance income                                            $ 1,015.2      $ 1,258.6      $  --         $ 1,258.6
Interest expense                                              347.8          435.3         --             435.3
                                                          ---------      --------------------------------------
Net finance income                                            667.4          823.3         --             823.3
Depreciation on operating lease equipment                     296.6          338.6         --             338.6
                                                          ---------      --------------------------------------
Net finance margin                                            370.8          484.7         --             484.7
Provision for credit losses                                   122.7           97.5         --              97.5
                                                          ---------      --------------------------------------
Net finance margin after provision for credit losses          248.1          387.2         --             387.2
Other revenue(2)                                              209.0          239.2         --             239.2
                                                          ---------      --------------------------------------
Operating margin                                              457.1          626.4         --             626.4
                                                          ---------      --------------------------------------
Salaries and general operating expenses                       235.6          255.9          7.2           263.1
Intercompany interest expense - net                            --             --           73.8            73.8
Goodwill impairment                                            --             --           --              --
Goodwill amortization                                          --             45.4         --              45.4
Acquisition related costs                                      --             --           --              --
Minority interest in subsidiary trust holding
   solely debentures of the Company                             4.4            4.8         --               4.8
                                                          ---------      --------------------------------------
Operating expenses                                            240.0          306.1         81.0           387.1
                                                          ---------      --------------------------------------
Income (loss) before provision for income taxes               217.1          320.3        (81.0)          239.3
(Provision) benefit for income taxes                          (82.4)        (139.0)        28.3          (110.7)
                                                          ---------      --------------------------------------
Net income (loss)                                         $   134.7      $   181.3      $ (52.7)      $   128.6
                                                          =========      ======================================
Earnings per share
Basic earnings per share                                  $    0.64
Diluted earnings per share                                $    0.64

(1) TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda and was the holding company for the acquisition of CIT by Tyco. Prior to the IPO of CIT on July 8, 2002, the activity of TCH (net deficit) was unwound via a capital contribution from Tyco. The consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002. The eliminating entries, including TCH's investment in CIT, are included within the TCH column.

                                                September 30,     September 30,
(2) Other Revenue                                    2002              2001
                                                -------------     -------------

 Fees and other income                            $ 165.7           $  163.3
 Factoring commissions                               47.7               39.9
 Gains on securitization                             29.2               25.6
 Gains on sales of leasing equipment                  2.6               11.1
 (Losses) on venture capital investments            (36.2)              (0.7)
                                                  -------           --------
 Total other revenue                              $ 209.0           $  239.2
                                                  =======           ========

Fees and other income include: servicing fees, certain structuring and advisory fees, syndication fees and gains from asset sales.

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
             For the Twelve Months Ended September 30, 2002 and 2001
                              (dollars in millions)

                                                                        2002                                  2001 (2)
                                                      ---------------------------------------  -------------------------------------
                                                          CIT         TCH (1)   Consolidated     CIT          TCH (1)   Consolidated
Finance income                                        $ 4,342.8     $   --       $  4,342.8   $ 5,366.5      $   --       $ 5,366.5
Interest expense                                        1,439.3         --          1,439.3     2,272.0          --         2,272.0
                                                      -------------------------------------   -------------------------------------
Net finance income                                      2,903.5         --          2,903.5     3,094.5          --         3,094.5
Depreciation on operating lease equipment               1,241.0         --          1,241.0     1,385.1          --         1,385.1
                                                      -------------------------------------   -------------------------------------
Net finance margin                                      1,662.5         --          1,662.5     1,709.4          --         1,709.4
Provision for credit losses                               788.3         --            788.3       396.3          --           396.3
                                                      -------------------------------------   -------------------------------------
Net finance margin after provision for credit losses      874.2         --            874.2     1,313.1          --         1,313.1
Other revenue(3)                                          932.3         --            932.3       789.9          --           789.9
                                                      -------------------------------------   -------------------------------------
Operating margin                                        1,806.5         --          1,806.5     2,103.0          --         2,103.0
                                                      -------------------------------------   -------------------------------------
Salaries and general operating expenses                   923.4         23.0          946.4     1,044.2           9.6       1,053.8
Intercompany interest expense - net                        --          662.6          662.6        --            98.8          98.8
Goodwill impairment                                     6,511.7         --          6,511.7        --            --            --
Goodwill amortization                                      --           --             --         120.1          --           120.1
Acquisition related costs                                  --           --             --          54.0          --            54.0
Minority interest in subsidiary trust holding
   solely debentures of the Company                        16.9         --             16.9        19.2          --            19.2
                                                      -------------------------------------   -------------------------------------
Operating expenses                                      7,452.0        685.6        8,137.6     1,237.5         108.4       1,345.9
                                                      -------------------------------------   -------------------------------------
(Loss) income before provision for income taxes        (5,645.5)      (685.6)      (6,331.1)      865.5        (108.4)        757.1
(Provision) benefit for income taxes                     (329.7)       (37.9)        (367.6)     (371.6)         37.9        (333.7)
                                                      -------------------------------------   -------------------------------------
Net (loss) income                                     $(5,975.2)    $ (723.5)    $ (6,698.7)  $   493.9      $  (70.5)    $   423.4
                                                      =====================================   =====================================

(1) TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda and was the holding company for the acquisition of CIT by Tyco. Prior to the IPO of CIT on July 8, 2002, the activity of TCH (net deficit) was unwound via a capital contribution from Tyco. The consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002. The eliminating entries, including TCH's investment in CIT, are included within the TCH column.

(2) The data for the twelve months ended September 30, 2001 is derived from the quarters ended December 31, 2000, March 31, 2001 and September 30, 2001 plus the combined three months ended June 30, 2001 which reflects CIT data subsequent to the purchase by Tyco on June 1, 2001.

                                               September 30,       September 30,
(3) Other Revenue                                  2002                2001
                                               ------------        -------------

 Fees and other income                          $  644.5           $  498.8
 Factoring commissions                             165.5              150.7
 Gains on securitization                           149.0              138.3
 Gains on sales of leasing equipment                13.6               80.3
 (Losses) on venture capital investments           (40.3)              (0.1)
 Special charges                                    --                (78.1)
                                                --------           --------
 Total Other Revenue                            $  932.3           $  789.9
                                                ========           ========

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from receivable sales.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                      September 30,
                                                         2002 (1)                          September 30, 2001(1)
                                                      -------------    ------------------------------------------------------------
                                                                           CIT             TCH        Eliminations     Consolidated
ASSETS
Financing and leasing assets:
   Finance receivables                                 $  28,459.0     $  31,879.4     $      --       $      --       $  31,879.4
   Reserve for credit losses                                (777.8)         (492.9)           --              --            (492.9)
                                                       -----------     -----------------------------------------------------------
   Net finance receivables                                27,681.2        31,386.5            --              --          31,386.5
   Operating lease equipment, net                          6,567.4         6,402.8            --              --           6,402.8
   Finance receivables held for sale                       1,019.5         2,014.9            --              --           2,014.9
Cash and cash equivalents                                  2,274.4           808.0            --              --             808.0
Goodwill, net                                                384.4         6,547.5            --              --           6,547.5
Receivables from Tyco Affiliates                              --             200.0           362.7          (200.0)          362.7
Investment in Subsidiaries                                    --              --          10,598.0       (10,598.0)           --
Other assets (2)                                           4,783.6         3,627.3           199.6            --           3,826.9
                                                       -----------     -----------------------------------------------------------
Total Assets                                           $  42,710.5     $  50,987.0     $  11,160.3     $ (10,798.0)    $  51,349.3
                                                       ===========     ===========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial Paper                                    $   4,654.2     $   8,869.2     $      --       $      --       $   8,869.2
   Variable-rate bank credit facilities                    4,037.4            --              --              --              --
   Variable-rate senior notes                              6,082.7         9,614.6            --              --           9,614.6
   Fixed-rate senior notes                                17,681.7        17,113.9            --              --          17,113.9
   Subordinated fixed-rate notes                              --             100.0            --              --             100.0
                                                       -----------     -----------------------------------------------------------
Total Debt                                                32,456.0        35,697.7            --              --          35,697.7
Notes and payables to Tyco affiliates                         --               7.6         5,209.7          (200.0)        5,017.3
Credit balances of factoring clients                       2,513.8         2,392.9            --              --           2,392.9
Accrued liabilities and payables                           2,725.2         2,030.8             3.0            --           2,033.8
                                                       -----------     -----------------------------------------------------------
Total Liabilities                                         37,695.0        40,129.0         5,212.7          (200.0)       45,141.7
Company-obligated mandatorily redeemable preferred
securities of subsidiary trust holding solely
debentures of the Company                                    257.7           260.0            --              --             260.0
Stockholders' Equity:
   Common stock                                                2.1            --              --              --              --
   Paid-in capital                                        10,674.8            --              --              --              --
   Contributed capital                                        --          10,422.4         5,842.6       (10,422.4)        5,842.6
   Accumulated (deficit) earnings                         (5,722.8)          252.4           181.8          (252.4)          181.8
   Accumulated other comprehensive (loss) income            (196.3)          (76.8)          (76.8)           76.8           (76.8)
                                                       -----------     -----------------------------------------------------------
Total Stockholders' Equity                                 4,757.8        10,598.0         5,947.6       (10,598.0)        5,947.6
                                                       -----------     -----------------------------------------------------------
Total Liabilities and Stockholders' Equity             $  42,710.5     $  50,987.0     $  11,160.3     $ (10,798.0)    $  51,349.3
                                                       ===========     ===========================================================

Note: Certain prior year balances have been conformed to current year presentation.

(1) The 2001 balance sheet includes the activity of TCH. TCH was a wholly-owned subsidiary of a Tyco affiliate domiciled in Bermuda. TCH's only activity has been in connection with its capacity as the holding company for the acquisition of CIT by Tyco. Prior to the IPO of CIT on July 8, 2002, all of the activity of TCH was unwound via a capital contribution from Tyco. Accordingly, the consolidated financial statements of CIT were not impacted by TCH subsequent to June 30, 2002.

(2) Other Assets primarily include the following at September 30, 2002: securitization assets $1.4 billion, accrued interest and receivables from derivative counterparties $0.7 billion, investments and receivables from joint ventures and non-consolidated subsidiaries $0.7 billion, deposits on flight equipment $0.3 billion, equity investments $0.3 billion, $0.2 billion of repossessed and off-lease equipment, $0.1 billion of prepaid expenses, and $0.1 billion of investments in aerospace securities. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                     PORTFOLIO AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                            September 30,        June 30,       September 30,
                                                                                2002               2002              2001
                                                                            -------------      -----------      -------------
Equipment Financing & Leasing Segment
       Equipment Financing
            Finance receivables                                              $   7,522.2       $   7,770.8       $   9,668.9
            Operating lease equipment, net                                         765.8             818.6           1,281.7
            Finance receivables held for sale                                      110.8             117.4             113.1
                                                                             -----------       -----------       -----------
              Portfolio assets                                                   8,398.8           8,706.8          11,063.7
            Finance receivables securitized and managed by CIT                   4,384.1           4,658.2           4,464.8
                                                                             -----------       -----------       -----------
              Managed assets                                                    12,782.9          13,365.0          15,528.5
                                                                             -----------       -----------       -----------

       Capital Finance
            Finance receivables                                                  1,479.5           1,530.2           1,773.0
            Operating lease equipment, net                                       4,388.9           4,262.4           3,272.4
            Finance receivables held for sale                                       --                --                --
                                                                             -----------       -----------       -----------
              Portfolio and managed assets                                       5,868.4           5,792.6           5,045.4
                                                                             -----------       -----------       -----------

Specialty Finance Segment
       Commercial
            Finance receivables                                                  6,091.5           6,154.7           6,533.2
            Operating lease equipment, net                                       1,353.2           1,546.9           1,796.1
            Finance receivables held for sale                                      528.7             216.9             258.4
                                                                             -----------       -----------       -----------
              Portfolio assets                                                   7,973.4           7,918.5           8,587.7
            Finance receivables securitized and managed by CIT                   3,703.1           4,145.9           4,023.2
                                                                             -----------       -----------       -----------
              Managed assets                                                    11,676.5          12,064.4          12,610.9
                                                                             -----------       -----------       -----------
       Consumer
            Finance receivables - home equity                                      934.2             856.0           2,410.2
            Finance receivables - other                                            831.8             838.7             663.5
            Finance receivables held for sale                                      380.0             396.5           1,129.7
                                                                             -----------       -----------       -----------
              Portfolio assets                                                   2,146.0           2,091.2           4,203.4
            Home equity finance receivables securitized and managed by CIT       2,115.9           2,035.9             252.2
            Other finance receivables securitized and managed by CIT             1,031.6           1,127.9           1,407.7
                                                                             -----------       -----------       -----------
              Managed assets                                                     5,293.5           5,255.0           5,863.3
                                                                             -----------       -----------       -----------

Commercial Finance Segment
       Commercial Services
            Finance receivables and managed assets                               5,040.4           4,536.4           5,112.2
                                                                             -----------       -----------       -----------
       Business Credit
            Finance receivables and managed assets                               3,869.8           3,644.1           3,544.9
                                                                             -----------       -----------       -----------

Structured Finance Segment
            Finance receivables                                                  2,689.6           2,594.5           2,263.4
            Operating lease equipment, net                                          59.5              61.8              52.6
            Finance receivables held for sale                                       --                --               513.7
            Equity investments                                                     341.7             362.5             342.2
                                                                             -----------       -----------       -----------
              Portfolio and managed assets                                       3,090.8           3,018.8           3,171.9
                                                                             -----------       -----------       -----------

Total
            Finance receivables                                              $  28,459.0       $  27,925.4       $  31,969.3
            Operating lease equipment, net                                       6,567.4           6,689.7           6,402.8
            Finance receivables held for sale                                    1,019.5             730.8           2,014.9
            Equity investments                                                     341.7             362.5             342.2
                                                                             -----------       -----------       -----------
              Portfolio assets                                                  36,387.6          35,708.4          40,729.2
            Finance receivables securitized and managed by CIT                  11,234.7          11,967.9          10,147.9
                                                                             -----------       -----------       -----------
              Managed assets                                                 $  47,622.3       $  47,676.3       $  50,877.1
                                                                             ===========       ===========       ===========

Note: Certain prior year balances have been conformed to current year presentation.

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                            For the Quarters Ended
                                                      ------------------------------------------------------------------
                                                      September 30, 2002         June 30, 2002        September 30, 2001
                                                           $         %            $          %            $          %
                                                      ------------------------------------------------------------------
Net Credit Losses
Equipment Financing and Leasing                       $   70.8     3.10%      $   64.9     2.65%      $  33.9      1.15%
  Specialty Finance - Commercial                          18.8     1.22%          21.2     1.36%         12.1      0.75%
  Commercial Finance                                      22.4     1.06%          29.0     1.61%         10.3      0.51%
  Structured Finance                                      18.4     2.78%          --       0.00%         (2.1)    -0.40%
                                                      --------                --------                -------
    Total Commercial                                     130.4     1.98%         115.1     1.78%         54.2      0.76%
  Specialty Finance - Consumer                            10.6     2.17%          10.9     1.86%         14.1      1.91%
                                                      --------                --------                -------
  Total                                               $  141.0     1.99%      $  126.0     1.79%      $  68.3      0.87%
                                                      ========                ========                =======

                                                              For the Twelve Months Ended
                                                      ---------------------------------------------
                                                      September 30, 2002      September 30, 2001(1)
                                                           $         %            $          %
                                                      ---------------------------------------------
  Equipment Financing and Leasing                     $  258.9     2.51%      $  104.8     0.85%
  Specialty Finance - Commercial                          80.3     1.26%          74.9     1.07%
  Commercial Finance                                      88.2     1.13%          50.3     0.63%
  Structured Finance                                      18.5     0.75%          64.8     3.59%
                                                      --------                --------
    Total Commercial                                     445.9     1.65%         294.8     1.01%
  Specialty Finance - Consumer                            46.4     1.78%          57.1     1.55%
                                                      --------                --------
  Total                                               $  492.3     1.67%      $  351.9     1.08%
                                                      ========                ========

                                                       September 30, 2002       June 30, 2002          September 30, 2001
                                                           $         %              $       %               $        %
                                                      -------------------------------------------------------------------
Finance Receivable Past Due 60 days or
more - Owned as a Percentage of Finance
Receivables
  Equipment Financing and Leasing                     $    452.2   5.02%      $    407.3   4.38%      $    466.5   4.08%
  Specialty Finance - Commercial                           215.4   3.54%           250.3   4.07%           259.5   3.97%
  Commercial Finance                                       209.4   2.35%           195.3   2.39%           151.4   1.75%
  Structured Finance                                        65.8   2.45%            44.9   1.73%            38.3   1.75%
                                                      ----------              ----------              ----------
    Total Commercial                                       942.8   3.53%           897.8   3.42%           915.7   3.18%
  Specialty Finance - Consumer                             127.2   7.20%           132.4   7.81%           188.2   6.12%
                                                      ----------              ----------              ----------
  Total                                               $  1,070.0   3.76%      $  1,030.2   3.69%      $  1,103.9   3.46%
                                                      ==========              ==========              ==========

Non-performing Assets - Owned as a Percentage
of Finance Receivables(2)
  Equipment Financing and Leasing                     $    548.5   6.09%      $    510.0   5.48%      $    459.1   4.02%
  Specialty Finance - Commercial                           103.1   1.69%           125.7   2.04%           124.2   1.90%
  Commercial Finance                                       176.1   1.98%           143.2   1.75%           106.0   1.22%
  Structured Finance                                       172.2   6.40%           128.3   4.95%           110.4   5.05%
                                                      ----------              ----------              ----------
    Total Commercial                                       999.9   3.75%           907.2   3.46%           799.7   2.78%
  Specialty Finance - Consumer                             139.9   7.92%           145.4   8.58%           170.0   5.53%
                                                      ----------              ----------              ----------
  Total                                               $  1,139.8   4.01%      $  1,052.6   3.77%      $    969.7   3.04%
                                                      ==========              ==========              ==========

Finance Receivable Past Due 60 days or
more - Managed as a Percentage of Managed
Financial Assets(3)
  Equipment Financing and Leasing                     $    710.6   5.27%      $    717.4   5.10%      $    810.5   5.06%
  Specialty Finance - Commercial                           303.3   2.94%           331.7   3.15%           386.4   3.57%
  Commercial Finance                                       209.4   2.35%           195.3   2.39%           151.4   1.75%
  Structured Finance                                        65.8   2.45%            44.9   1.73%            38.3   1.75%
                                                      ----------              ----------              ----------
    Total Commercial                                     1,289.1   3.64%         1,289.3   3.65%         1,386.6   3.63%
  Specialty Finance - Consumer                             249.5   4.71%           230.8   4.39%           253.2   4.32%
                                                      ----------              ----------              ----------
  Total                                               $  1,538.6   3.78%      $  1,520.1   3.74%      $  1,639.8   3.72%
                                                      ==========              ==========              ==========

Note: CIT monitors credit quality on a managed basis, as comparable underwriting standards and collection procedures are employed for securitized and owned assets.

Reserve for Credit Losses

  Reserve for credit losses as a percentage of
   finance receivables                                             2.73%                   2.90%                   1.55%

Note: The above data for all relevant periods shown reflects the activity for CIT only and excludes TCH balances.

(1) The data for the twelve months year ended September 30, 2001 is derived from the quarters ended December 31, 2000, March 31, 2001 and September 30, 2001 plus the combined three months ended June 30, 2001 which reflects CIT data subsequent to the purchase by Tyco on June 1, 2001.
(2) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.
(3) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                     SELECTED DATA AND PORTFOLIO INFORMATION
                     (dollars in millions unless specified)

Selected Data                                                    For the Quarters Ended                For the Twelve Months Ended
                                                      ---------------------------------------------   ------------------------------
                                                      September 30,      June 30,     September 30,   September 30,    September 30,
                                                          2002             2002          2001             2002             2001(1)
                                                      ---------------------------------------------   ------------------------------
Profitability
        Net finance margin as percentage of AEA               4.37%          4.11%          5.01%            4.64%            4.21%
        Net finance margin after provision as
          percentage of AEA(2)                                2.92%         -0.02%          4.00%            2.44%            3.23%
        Salaries & general operating expenses as
          percentage of AMA(3)                                2.08%          2.02%          2.09%            1.96%            2.05%
        Efficiency ratio                                      40.6%          38.3%          35.4%            35.6%            41.8%

Securitization Volume(4)
        Equipment Financing                             $    305.5     $  1,170.4     $    407.7       $  2,327.9       $  1,778.5
        Specialty Finance - Commercial                       410.5          782.4          484.7          2,602.0          2,719.0
        Specialty Finance - Consumer                         264.0          785.9           --            2,738.6             --
                                                      ---------------------------------------------   ------------------------------
        Total                                           $    980.0     $  2,738.7     $    892.4       $  7,668.5       $  4,497.5
                                                      =============================================   ==============================

Average Assets

        Average finance receivables (AFR)               $ 28,325.8     $ 28,157.7     $ 31,353.7       $ 29,473.9       $ 32,709.4
        Average earning assets (AEA)                      33,959.4       34,670.1       38,735.7         35,796.4         40,644.5
        Average managed assets (AMA)(3)                   45,356.5       45,734.3       48,888.0         47,126.9         50,983.3
        Average operating leases (AOL)                     6,615.0        6,657.1        7,031.2          6,554.8          7,088.3

                                                           September 30,   June 30,   September 30,
                                                               2002          2002          2001
                                                           ----------------------------------------
Capital & Leverage(5),(6)
        Tangible stockholders' equity
          to managed assets                                   9.93%         9.25%         8.48%
        Debt (net of overnight deposits)
          to tangible stockholders' equity(7)                 6.54x         7.07x         8.20x

Note: The above data for all relevant periods shown reflects the activity for CIT only and excludes the TCH expenses.

(1) The data for the twelve months ended September 30, 2001 is derived from the quarters ended December 31, 2000, March 31, 2001 and September 30, 2001 plus the combined three months ended June 30, 2001 which reflects CIT data subsequent to the purchase by Tyco on June 1, 2001.
(2) Net finance margin after provision for the quarter ended June 30, 2002 was 2.98%, excluding reserving actions related to telecommunications and Argentine portfolios.
(3) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring client, and the average of finance receivables previously securitized and still managed by the Company.
(4) Twelve months ended September 30, 2002 excludes trade receivables securitizaton activity.
(5) Tangible stockholders' equity excludes goodwill.
(6) Tangible stockholders' equity (excludes the impact of accounting changes for derivative financial instruments and unrealized gains) includes Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company ("Preferred Capital Securities").
(7) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities. Total debt also excludes notes payable to Tyco affiliates.

Portfolio Information                                                                September 30,      June 30,       September 30,
                                                                                         2002             2002             2001
                                                                                     -----------------------------------------------
Liquidating Portfolios:
        Financing and leasing assets                                                  $ 1,459.9        $ 1,727.8        $  3,122.6
        Non-performing accounts                                                       $   155.8        $   176.4        $    199.4
        Past due 60+ days                                                             $   146.2        $   151.7        $    203.2
The September 30, 2002 liquidating portfolio is comprised of the following:
manufactured housing ($0.6 billion), franchise finance ($0.4 billion), trucking
($0.3 billion) and other ($0.2 billion)

Telecommunications(8):
        Financing and leasing assets                                                  $   707.2        $   725.7        $    637.7
        Number of accounts                                                                   52               56                58
        Largest customer account balance                                              $    34.1        $    34.1        $     32.8
        Non-performing accounts                                                       $   137.0        $   111.9        $     70.4
        Number of accounts                                                                   11                9                 6
        Past due 60+ days                                                             $    24.2        $    25.2        $     45.2
        CLEC exposure                                                                 $   275.2        $   288.3        $    301.0

Equity and Venture Capital Investments:
        Financing and leasing assets                                                  $   341.7        $   362.5        $    342.2
        Direct investments                                                            $   196.6        $   202.0        $    207.6
        Number of companies                                                                  60               60                71
        Private equity funds                                                          $   145.1        $   160.5        $    134.6
        Number of funds                                                                      52               52                52
        Remaining fund commitments                                                    $   176.6        $   191.4        $    225.2

Aerospace:
        Financing and leasing assets
          Commercial                                                                  $ 3,986.7        $ 3,941.9        $  3,200.7
          Regional                                                                    $   301.0        $   300.4        $    211.6
        Investment in aerospace assets                                                $    96.7        $    79.6        $     --
        Number of planes:
          Commercial                                                                        193              193               191
          Regional                                                                           94               94                93
        Remaining purchase commitment deliveries (through 2007)                              82               84                94
        Remaining purchase commitments (through 2007) ($ in billions)                 $     3.9        $     3.8        $      4.5

(8) Telecommunication portfolio data consists of lending and leasing directly to the telecommunication sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
          Commercial Aerospace Portfolio Data as of September 30, 2002
                     (dollars in millions unless specified)

Commercial Aerospace Portfolio:
                                                                     Net Investment            Number
                                                                     --------------          ----------
By Region:
Europe                                                                 $  1,586.9                 55
North America                                                             1,025.9                 76
Asia Pacific                                                                813.4                 31
Latin America                                                               483.3                 27
Africa / Middle East                                                         77.2                  4
                                                                       ----------              -----
Total                                                                  $  3,986.7                193
                                                                       ==========              =====

By Manufacturer:                                                     Net Investment            Number
                                                                     --------------          ----------
Boeing                                                                 $  2,439.6                137
Airbus                                                                    1,507.7                 38
Other                                                                        39.4                 18
                                                                       ----------              -----
Total                                                                  $  3,986.7                193
                                                                       ==========              =====

By Body Type(1):                                                     Net Investment            Number
                                                                     --------------          ----------
Narrow body                                                            $  2,723.3                141
Intermediate                                                                849.0                 16
Wide body                                                                   375.0                 18
Other                                                                        39.4                 18
                                                                       ----------              -----
Total                                                                  $  3,986.7                193
                                                                       ==========              =====

Largest customer net investment                                        $    193.5
Number of accounts                                                             77
Weighted average age of fleet (years)                                         7.4

New Aircraft Delivery Order Book (dollars in billions)                   Amount                Number
                                                                     --------------          ----------
  Calendar Year:
    2002 - fourth quarter                                              $      0.1                  3
    2003                                                                      0.8                 19
    2004                                                                      1.2                 25
    2005                                                                      1.2                 25
    2006                                                                      0.5                  9
    2007                                                                      0.1                  1
                                                                       ----------              -----
    Total                                                              $      3.9                 82
                                                                       ==========              =====

Total calendar 2002 delivery book was $0.7 billion and 16 planes.

The order amounts are based on current appraised values in 2002 base dollars and exclude CIT's option to purchase 10 planes ($0.6 billion). Contractual maturities, sales and other dispositions, as well as depreciation expense are expected to largely offset the new deliveries.

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.